EXHIBIT 99.1


  ProAssurance Reports Third Quarter and Nine-Month Results for 2007


    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Nov. 6, 2007--ProAssurance
(NYSE: PRA):

    SUMMARY

    ProAssurance reports strong increases in Income from Continuing Operations for the third quarter and first nine months of 2007. For the quarter, Income from Continuing Operations was $43 million or $1.23 per diluted share, which is an increase of 28% compared to 2006. Year-to-date Income from Continuing Operations was $117 million or $3.31 per diluted share, which is an increase of 22% compared to 2006. Book Value rose to $36.67 per share and is up nine percent in 2007.

    ProAssurance (NYSE: PRA) reports the following results for the periods ending September 30, 2007:





Unaudited Consolidated Financial Summary:
----------------------------------------------------------------------
(in thousands, except per share data)

Continuing Operations

                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                                  2007     2006      2007      2006
                                -------- --------- --------- ---------
Gross Premiums Written          $149,138 $163,273  $440,186  $452,264
                                ======== ========= ========= =========
Net Premiums Written            $139,483 $152,043  $401,809  $421,004
                                ======== ========= ========= =========
Net Premiums Earned             $135,508 $149,444  $405,348  $429,295
                                ======== ========= ========= =========
Net Investment Income           $ 41,075 $ 38,699  $128,194  $107,012
                                ======== ========= ========= =========
Net Realized Investment Gains
 (Losses)                       $  1,321 $   (510) $ (1,564) $ (1,120)
                                ======== ========= ========= =========
Total Revenues                  $178,617 $189,245  $537,628  $541,228
                                ======== ========= ========= =========
Guaranty Fund Assessments       $  1,025 $    314  $    890  $  1,374
                                ======== ========= ========= =========
Interest Expense                $  3,006 $  2,886  $  8,950  $  8,074
                                ======== ========= ========= =========
Total Expenses                  $118,553 $142,782  $374,812  $414,579
                                ======== ========= ========= =========
Tax Expense                     $ 16,952 $ 13,095  $ 45,993  $ 35,455
                                ======== ========= ========= =========
Income From Continuing
 Operations(1)                  $ 43,112 $ 33,368  $116,823  $ 91,194
                                ======== ========= ========= =========
Net Cash Provided by Operating
 Activities                     $112,487 $ 92,286  $207,211  $134,468
                                ======== ========= ========= =========
Discontinued Operations(1)
  Income From Discontinued
   Operations                   $      - $      -  $      -  $109,441
                                ======== ========= ========= =========
Net Income
Net Income                      $ 43,112 $ 33,368  $116,823  $200,635
                                ======== ========= ========= =========

(1) Our personal lines operations were sold effective January 1, 2006. Income from discontinued operations consists solely of the gain recognized on that sale, net of taxes.






Earnings Per Share

                                  Three Months Ended Nine Months Ended
                                    September 30,      September 30,
                                    2007      2006     2007     2006
                                  --------- -------- -------- --------
Weighted average number of common
 shares outstanding
    Basic                            32,779   32,551   33,082   31,640
    Diluted                          35,604   35,438   35,949   34,525
Earnings per share (Basic)
  Income from Continuing
   Operations                       $  1.32  $  1.03  $  3.53  $  2.88
  Income from Discontinued
   Operations                             -        -        -     3.46
                                  --------- -------- -------- --------
  Net Income per share (Basic)      $  1.32  $  1.03  $  3.53  $  6.34
                                  ========= ======== ======== ========
Earnings per share (Diluted)
  Income from Continuing
   Operations                       $  1.23  $  0.96  $  3.31  $  2.71
  Income from Discontinued
   Operations                             -        -        -     3.17
                                  --------- -------- -------- --------
  Net Income per share (Diluted)    $  1.23  $  0.96  $  3.31  $  5.88
                                  ========= ======== ======== ========






Key Ratios

                                  Three Months Ended Nine Months Ended
                                    September 30,      September 30,
                                    2007      2006     2007     2006
                                  --------- -------- -------- --------
Net Loss Ratio                        65.0%    76.3%    70.5%    76.5%
Expense Ratio                         20.2%    17.3%    19.7%    18.2%
                                  --------- -------- -------- --------
Combined Ratio                        85.2%    93.6%    90.2%    94.7%
                                  ========= ======== ======== ========
Operating Ratio                       54.9%    67.7%    58.6%    69.8%
                                  ========= ======== ======== ========
Return on Equity                      14.7%    13.4%    13.4%    13.2%
                                  ========= ======== ======== ========


    -- Our policyholder retention rate continues to improve incrementally, and is at 86% for the year-to-date and in the third quarter. So far this year we have been able to renew policies at rates that are essentially equal to the rates on expiring policies as rate reductions in some states offset increases in others.

    ProAssurance's Chief Executive Officer, W. Stancil Starnes, said, "Overall loss trends continue to improve, and this is reflected in our rate actions. While this does reduce overall premiums, we are confident in our ability to achieve an acceptable Return on Equity on the business we are writing today as we exercise continued underwriting and pricing discipline and maintain our historical level of reserving."

    -- In the third quarter we recognized $25.0 million of favorable net loss reserve development. For the year, our total favorable development is $60.6 million. Much of this year's favorable development is the result of our estimate of reduced claim severity primarily in accident years 2003 through 2005.

    -- We commuted reinsurance treaties in the quarter that resulted in an after-tax benefit of approximately $1.0 million. We continue to evaluate the possibility of commuting other treaties if the financial terms are favorable.

    -- Two one-time items increased our Expense Ratio for the quarter. We granted our new CEO 100,000 options on July 1, 2007, the day he assumed his current position. This grant increased our third quarter expense ratio by 1.3 points and our year-to-date expense ratio by 0.4 points. Our Expense Ratio was increased by 0.7 points in the quarter and 0.2 points for the year-to-date because of a $1 million Guaranty Fund Assessment from the State of Florida. We are allowed to recoup this assessment through a surcharge on Florida policies.




Balance Sheet Highlights

                                  September 30, 2007 December 31, 2006
                                  ------------------ -----------------
Stockholders' Equity                     $1,198,141         $1,118,547
Total Investments                        $3,636,695         $3,492,098
Total Assets                             $4,434,152         $4,342,853
Policy Liabilities                       $2,969,208         $2,967,097
Accumulated Other Comprehensive
 Income                                  $   (8,771)        $      111
Goodwill                                 $   72,213         $   72,213
Book Value per Share                     $    36.67         $    33.61


    Capital Management

    As of September 30, 2007 we had repurchased approximately 764,300 shares of our stock at a total cost of $41.3 million. That left $108.7 million remaining in our securities repurchase authorization and we will use $16 million of that amount in December to redeem trust preferred debt we acquired in the NCRIC acquisition.

    Conference Call Information

    --  Live: Tuesday, November 6, 2007, 10:00 AM ET. Dial (877)
        879-6203 or (719) 325-4802 outside North America. The call will also be webcast on our website, ProAssurance.com, and on StreetEvents.com.

    --  Replay: By telephone, through November 15, 2007 at (888)
        203-1112 or (719) 457-0820, using access code 7546510. Via internet, through November 30, 2007 at ProAssurance.com and StreetEvents.com.

    -- Podcast: Available on a free subscription basis through a link on the home page of the ProAssurance website or through Apple's iTunes.

    About ProAssurance

    ProAssurance Corporation is the nation's fourth largest writer of medical professional liability insurance through our principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., Physicians Insurance Company of Wisconsin, Inc., and Red Mountain Casualty Insurance Company, Inc. We also write professional liability coverage through Woodbrook Casualty Insurance, Inc. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward's 50 for 2007 and is one of the 100 largest property-casualty insurance groups in the nation, based on Net Written Premium.

    Caution Regarding Forward-Looking Statements

    Any statements in this News Release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, "anticipate," "believe," "estimate," "expect," "hope," "hopeful," "intend," "may," "optimistic," "potential," "preliminary," "project," "should," "will," and other analogous expressions. There are numerous important factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this news release clearly identified as giving our outlook on future business.

    Forward-looking statements relating to our business include among other things: statements concerning liquidity and capital requirements, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court judgments, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other matters.

    These forward-looking statements highlight significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

    -- general economic conditions, either nationally or in our market area, that are different than anticipated;

    -- regulatory and legislative actions or decisions that adversely affect our business plans or operations;

    --  inflation and changes in the interest rate environment;

    -- performance of financial markets that affects the market value of our investments or that make it difficult to determine the value of our investments;

    -- changes in laws or government regulations affecting medical professional liability insurance;

    --  changes to our ratings assigned by rating agencies;

    -- the effects of health care changes, including managed care and/or government programs;

    -- uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectibility of reinsurance and/or insurance;

    -- bad faith litigation which may arise from our involvement in the settlement of claims;

    -- The results of litigation, including pre-or-post-trial motions, trials and/or appeals we undertake;

    -- changes in competition among insurance providers and related pricing weaknesses in some markets;

    -- our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;

    -- the expected benefits from acquisitions may not be achieved or may be delayed longer than expected due to, among other reasons, business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities;

    -- changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial
        Accounting Standards Board

    --  changes in our, organization, compensation and benefit plans;
        and

    --  our ability to recruit and retain senior management.

    You should not place undue reliance on any such forward-looking statements, which speak only as of the date made. The factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

    Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in "Item 1A, Risk Factors."


    CONTACT: ProAssurance Corporation
             Frank B. O'Neil, 800-282-6242 or 205-877-4461
             Sr. Vice President, Corporate Communications &
             Investor Relations
             foneil@ProAssurance.com